UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 23, 2019

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 23, 2019 (the “Amendment Date”), Verastem, Inc. (the “Company”) entered into the Fourth Amendment (the “Amendment”) to the Loan and Security Agreement with Hercules Capital, Inc. (“Hercules”), as administrative agent. The Amendment amends that certain Loan and Security Agreement, dated March 21, 2017, among the Company, Hercules and the Lenders party thereto, as amended on January 4, 2018, March 6, 2018 and October 11, 2018 (the “Original Loan Agreement” and, together with the Amendment, the “Amended Loan Agreement”).  Per the terms of the Amended Loan Agreement, the Company may borrow up to an aggregate of $75.0 million, of which $35.0 million was outstanding as of the Amendment Date (“2019 Term A Loan”) as a result of the existing outstanding principal of term loans of $25.0 million under the Original Loan Agreement being converted into the 2019 Term A Loan, and an additional $10.0 million being drawn by the Company on the Amendment Date.  The remaining $40.0 million of borrowing capacity may be drawn by the Company in multiple tranches comprised of (i) a term loan in an amount of up to $15.0 million upon the Company generating cumulative net product revenues (as defined in the Amended Loan Agreement) of either (a) $37.5 million on or before April 30, 2020 or (b) $50.0 million on or before June 30, 2020 (“2019 Term B Loan”), and (ii) a term loan in an amount of up to $25.0 million available through December 31, 2021, subject to Hercules’ approval and certain other conditions specified in the Amended Loan Agreement (“2019 Term C Loan”, and together with the 2019 Term A Loan and 2019 Term B Loan, the “2019 Term Loan”).

The 2019 Term Loan will mature on December 1, 2022.  Each advance accrues interest at a floating per annum rate equal to the greater of (a) 9.75% or (b) the lesser of (i) 12.00% and (ii) the sum of (x) 9.75% plus (y) (A) the prime rate minus (B) 5.50%.  The 2019 Term Loan provides for interest-only payments until April 1, 2021, which may be extended to December 1, 2021 pursuant to the Company generating $40.0 million in net product revenue on a trailing six-month basis on or prior to December 31, 2020 provided that no event of default has occurred.  Thereafter, amortization payments will be payable monthly in equal installments of principal and interest (subject to recalculation upon a change in prime rates).

The 2019 Term Loan is secured by a lien on substantially all of the assets of the Company, other than intellectual property, and contains customary covenants and representations, including a liquidity covenant, minimum net revenue covenant, financial reporting covenant and limitations on dividends, indebtedness, collateral, investments, distributions, transfers, mergers or acquisitions, taxes, corporate changes, deposit accounts, and subsidiaries.

On the Amendment Date, the Company was required to pay any outstanding accrued interest as well as the final payment fee equal to 4.5% of $25,000,000, the outstanding principal amount of the term loans immediately prior to the Amendment.  No prepayment charges were due as a result of executing the Amendment or the conversion of the existing term loans into 2019 Term A Loans.

The foregoing description of the principal terms of the Amendment is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above relating to the Amendment is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure

On April 23, 2019, the Company issued a press release announcing that it entered into the Amendment.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

See Exhibit Index attached hereto.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fourth Amendment to the Loan and Security Agreement, as amended, with Hercules Capital Inc., as administrative agent, and the Lenders from time to time party thereto
99.1	Press Release issued by Verastem, Inc. on April 23, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3
VERASTEM, INC.

Date: April 23, 2019	By:	/s/ Sean C. Flynn
	Robert	Sean C. Flynn
Vice President, General Counsel and Secretary